EXHIBIT 99.3
Audit Committee Charter
of Community Pioneers, LLC

I.	The Committee’s Purpose. The Committee (the “Committee”) is appointed by the Board of Managers (the “Board”) for the primary purposes of:

	A.	Assisting the Board in its oversight of:

		1.	the quality and integrity of the Company’s financial statements;

		2.	the Company’s compliance with legal and regulatory requirements;

		3.	the Company’s overall risk management profile;

		4.	the independent auditor’s independence; and

		5.	the performance of the Company’s internal audit function and independent auditors.

	B.	Preparing the annual Audit Committee Report to be included in the Company’s proxy statement.

II.

The Committee’s Duties and Responsibilities. Company management is responsible for preparing financial statements; the Committee’s primary responsibility is oversight. To carry out this responsibility, the Committee will undertake the following activities.

	A.	General

1.

To develop and maintain free and open means of communication with the Board, the Company’s independent auditors, the Company’s internal auditors, and the financial and general management of the Company;

		2.	To perform any other activities as the Committee deems appropriate, or as are requested by the Board, consistent with this Charter, the Company’s Operating Agreement and applicable law; and

		3.	To review with the Board any significant issues that arise with respect to the items listed in I.A.1 through I.A.5 above.

	B.	The Company’s Financial Statements and Published Information

		1.	At least annually, to review:

a)

major issues regarding accounting principles and financial statement presentations including any significant changes in the Company’s selection or application of accounting principles, as well as the clarity and completeness of the Company’s financial statements and items that impact the representational faithfulness, verifiability and neutrality of accounting information;

b)

analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

		c)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on the financial statements of the Company.

	2.	To discuss the annual audited financial statements and quarterly financial statements with Company management and the independent auditors.

C.	Performance and Independence of the Company’s Independent Auditors

	1.	At least annually, to obtain and review a written report by the independent auditors describing:

		a)	the independent auditing firm’s internal quality control procedures;

		b)	any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm;

c)

any material issues raised by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditing firm;

		d)	any steps taken to deal with any issues raised in such internal quality control reviews, peer reviews, or governmental or professional authority inquiries or investigations; and

		e)	all relationships between the independent auditor and the Company.

	2.	To assure regular rotation of the lead audit partner, as required by law.

D.	The Review of Services and Audit by Independent Auditor

1.

To appoint, retain (with subsequent submission to the Company’s members for ratification), compensate, evaluate, and terminate the Company’s independent auditors, with sole authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors (these responsibilities may not be delegated to Company management).

2.

At least annually, to preapprove all audit and non-audit services to be provided to the Company by its independent auditors (this responsibility may not be delegated to Company management and, to the extent that this responsibility is delegated to one or more members of the Committee, such member(s) must report such preapprovals at the next scheduled meeting of the Committee).

	3.	To ensure that the Company’s independent auditors do not perform any non-audit services that are prohibited by law or regulation.

	4.	To review the scope of the annual audit to be performed by the Company’s independent auditors.

	5.	To review with the independent auditor any audit problems or difficulties encountered in the course of the audit work, and Company management’s responses.

	6.	To review the audit report and recommendations submitted by the Company’s independent auditors.

	7.	To review the report required by Section 10A(k) of the Securities Exchange Act of 1934 from the independent auditor concerning:

		a)	Critical accounting policies and practices to be used in the audit.

b)

Alternative treatments of financial information within GAAP that have been discussed with Company management, ramifications of the use of such alternative disclosure and treatments, and the treatment preferred by the independent auditor.

		c)	Other material written communications between the independent auditor and Company management, such as any management letter or schedule of unadjusted differences.

E.	Controls within the Company

	1.	To periodically meet separately with Company management including senior finance and accounting management.

	2.	To annually review major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

	3.	To receive quarterly a report from the Company’s President and Treasurer describing:

		a)	All significant deficiencies in the design or operation of internal controls that could adversely affect the issuer’s ability to record, process, summarize, and report financial data.

		b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

	4.	To establish procedures for the:

		a)	Receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

		b)	Confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

F.	Review of Risk Management.

To discuss:

	1.	Guidelines and policies to govern risk assessment and risk management.

	2.	The Company’s major risk exposures and the steps Company management has taken to monitor and control such exposures.

	3.	To review the status of the general security of the Company’s people, assets, and information systems.

	4.	To review the status of the Company’s financial instruments.

III.	Authority to Retain Experts. The Committee has the authority to select, direct, and, if appropriate, terminate such experts as it deems necessary in the performance of its duties.

IV.

Annual Performance Evaluation of the Committee. At least annually, the Committee will evaluate how well it has fulfilled its purpose during the previous year, and will report its findings to the full Board.

V.

Audit Committee Financial Expert. At least one member of the Committee must have accounting or related financial management expertise as determined by the Board. At least one member of the Committee must be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The person with accounting or related financial management expertise and the “audit committee financial expert” can be one and the same.